EXHIBIT 99.1

PRESS RELEASE

December 7, 2007
Investor Relations Contact:  Rob Stone (503) 224-9900
Press Relations Contact:  Tom Zelenka  (503) 323-2821
Website:  www.schnitzersteel.com
Email: ir@schn.com

Schnitzer Steel Board Announces Financial Executive Changes

PORTLAND, Ore. – (BUSINESS WIRE) – December 7, 2007 - Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today announced new responsibilities for key members of its financial executive team.  Effective immediately, Greg Witherspoon, Chief Financial Officer, has accepted a new position as Vice President, Special Projects.   Richard Peach, formerly Deputy Chief Financial Officer and the Company’s principal accounting officer, has been elected by the Company’s Board of Directors to succeed Witherspoon as Chief Financial Officer.

“We are very grateful for the contributions Greg has made to our Company’s transformation since he joined us as interim CFO in 2005, and we are very pleased he will remain a key member of our executive management team,” said John Carter, Schnitzer’s President and CEO.   “His financial expertise and broad business background will continue to serve us well in his important new role.”

“Richard comes from a strong background in the power industry and has worked closely with Greg and the rest of our executive team since he arrived earlier this year,” continued Carter.  “We are very fortunate to have as Greg’s successor someone with Richard’s credentials and experience.”

Peach joined Schnitzer on March 30, 2007 as Deputy Chief Financial Officer after 11 years at Scottish Power and PacifiCorp.  From 2003 to 2006 he held the positions of Senior Vice President and Chief Financial Officer of PacifiCorp, a multistate utility.  Previously, he served in a variety of executive positions with Scottish Power plc, an international energy company headquartered in Glasgow, Scotland.  Mr. Peach is a member of the Institute of Chartered Accountants in Scotland.

The Company also announced today that Jeff Poeschl, who joined Schnitzer in February 2007 as Corporate Controller, will assume the role of Principal Accounting Officer.  Jeff joined the Company from Mesa Airlines, where he held the position of Vice President, Finance.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 34 operating facilities located in 11 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii.  The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses.  The Company’s auto parts business sells used auto parts through its 35 self-service facilities and 17 full-service facilities located in 14 states and in western Canada. With an annual production capacity of over 750,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products.  The Company commenced its 102nd year of operations in fiscal 2008.